Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161305

PROSPECTUS SUPPLEMENT NO. 11
to Prospectus declared
effective on September 18, 2009
(Registration No. 333-161305)

INTELGENX TECHNOLOGIES CORP.

This Prospectus Supplement No. 11 supplements our Prospectus dated September 17, 2009 and should be read in conjunction therewith. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

  the attached Quarterly Report on Form 10-Q, for the quarter ended June 30, 2012

Our common stock is traded on the OTCQX under the symbol "IGXT" and on the TSX-V under the symbol "IGX".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 14, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2012

or

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________to________

Commission File Number 000-31187

INTELGENX TECHNOLOGIES CORP.
(Exact name of small business issuer as specified in its charter)

Delaware	87-0638336
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6425 Abrams, Ville Saint Laurent, Quebec H4S 1X9, Canada
(Address of principal executive offices)

(514) 331-7440
(Issuer’s telephone number)

(Former Name, former Address, if changed since last report)

Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X]          No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDS DURING THE PRECEDING FIVE YEARS

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

Yes [  ]          No [  ]

APPLICABLE TO CORPORATE ISSUERS:

49,623,259 shares of the issuer’s common stock, par value $.00001 per share, were issued and outstanding as of August 6, 2012.

IntelGenx Technologies Corp.
Form 10-Q

	PART II. OTHER INFORMATION

Item 1.	Legal Proceedings	18
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	18
Item 3.	Defaults upon Senior Securities	18
Item 4.	Reserved	19
Item 5.	Other Information	19
Item 6.	Exhibits	19
	Signatures	19

IntelGenx Technologies Corp.

Consolidated Interim Financial Statements
June 30, 2012
(Expressed in U.S. Funds)
(Unaudited)

Contents
Balance Sheet	2
Statement of Shareholders’ Equity	3
Statement of Operations and Comprehensive Loss	4
Statement of Cash Flows	5
Notes to Financial Statements	6 - 10

IntelGenx Technologies Corp.

Consolidated Balance Sheet
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current
Cash	$3,055	$3,505
Accounts receivable	390	263
Prepaid expenses	83	68
Loan receivable	-	85
Investment tax credits receivable	231	375
	3,759	4,296

Property and Equipment	371	149
Intangible Assets	125	125
	$4,255	$4,570

Liabilities
Current
Accounts payable and accrued liabilities	283	666
Deferred license revenue (note 4)	231	-
	514	666

Deferred license revenue, non-current portion (note 4)	769	-
Shareholders’ Equity
Capital Stock (note 5)	0	0
Additional Paid-in-Capital	16,181	15,918
Accumulated Deficit	(13,427)	(12,213)
Accumulated Other Comprehensive Income	218	199
	2,972	3,904
	$4,255	$4,570

See accompanying notes

Approved on Behalf of the Board:

/s/ J. Bernard Boudreau                   Director

/s/ Horst G. Zerbe                              Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders’ Equity
For the Period Ended June 30, 2012
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders’
	Number	Amount	Capital	Deficit	Income	Equity
Balance - December 31, 2011	48,895,028	$0	$15,918	$(12,213)	$199	$3,904
Foreign currency translation adjustment	-	-	-	-	19	19
Warrants exercised (note 6)	726,830	-	233	-	-	233
Agents’ warrants exercised (note 6)	1,400	-	1	-	-	1
Stock-based compensation (note 6)	-	-	29	-	-	29
Net loss for the period	-	-	-	(1,214)	-	(1,214)
Balance – June 30, 2012	49,623,258	$0	$16,181	$(13,427)	$218	$2,972

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Operations and Comprehensive Loss
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period		For the Six-Month Period
	Ended June 30,		Ended June 30,
	2012	2011	2012		2011
Revenue	$20	$45	$120		$141
Other income	1	1	5		3
	21	46	125		144

Expenses
Research and development	335	305	601		634
Research and development tax credits	(25)	(42)	(50)		(83)
Management salaries	149	129	318		268
General and administrative	85	53	160		163
Professional fees	142	121	288		274
Depreciation	9	9	17		17
Foreign exchange	(45)	50	3		49
Interest and financing fees	1	1	2		2
	651	626	1,339		1,324

Net Loss	(630)	(580)	(1,214)		(1,180)
Other Comprehensive Income / (Loss)
Foreign currency translation adjustment	(73)	56	19		98
Comprehensive Loss	$(703)	$(524)	$(1,195)		$(1,082)

Basic and Diluted Weighted Average Number of Shares Outstanding	49,622,028	40,396,305	49,473,279		40,024,995
Basic and Diluted Loss Per Common Share (note 8)	$(0.01)	$(0.01)	$(0.02	) $	(0.03)

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period		For the Six-Month Period
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Funds Provided (Used) -
Operating Activities
Net loss	$(630)	$(580)	$(1,214)	$(1,180)
Depreciation	9	9	17	17
Stock-based compensation	14	12	29	24
Accounts receivable write-off	-	-	-	52
	(607)	(559)	(1,168)	(1,087)
Changes in assets and liabilities
Accounts receivable	(145)	198	(127)	150
Prepaid and other assets	-	(1)	(15)	(20)
Other receivables	(20)	(43)	229	(89)
Accounts payable and other accrued liabilities	(115)	104	(383)	33
Deferred revenue	-	-	1,000	-
	(887)	(301)	(464)	(1,013)

Financing Activities
Issue of capital stock	1	3,239	234	3,347
Transaction costs	-	(369)	-	(369)
	1	2,870	234	2,978

Investing Activities
Additions to property and equipment	(53)	-	(242)	(3)
	(53)	-	(242)	(3)
Increase (Decrease) in Cash and Cash Equivalent	(939)	2,569	(472)	1,962
Effect of Foreign Exchange on Cash and Cash
Equivalents	(65)	57	22	95
Cash and Cash Equivalents
Beginning of Period	4,059	575	3,505	1,144
End of Period	$3,055	$3,201	$3,055	$3,201

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2012
(Expressed in U.S. Funds)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature.

These financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 2011. Operating results for the three and six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

Management has performed an evaluation of the Company’s activities through the date and time these financial statements were issued and concluded that there are no additional significant events requiring recognition or disclosure.

2.	Adoption of New Accounting Standards

Revenue Recognition and Disclosures

In May 2011, the FASB issued Update No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For public entities, ASU 2011-4 is effective during interim and annual periods beginning after December 15, 2011. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2012
(Expressed in U.S. Funds)
(Unaudited)

2.	Adoption of New Accounting Standards (Cont’d)

In June 2011, the FASB issued Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”. Under the amendments, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This Update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. In December 2011 however, the FASB issued Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments in this Update supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

In September 2011, the FASB issued Update No. 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment”. The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. For public entities, ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2012
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies

Recently Issued Accounting Pronouncements

In December 2011, the FASB issued Update No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. The objective of this Update is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective disclosure is required for all comparative periods presented. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

In December 2011, the FASB issued Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments in this Update supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. The adoption of this amendment is not expected to have a material effect on the Company’s financial position or results of operations, but will affect the presentation of Other Comprehensive Income in the Company’s financial statements.

4.	Deferred License Revenue

Deferred license revenue represents upfront payments received for the granting of licenses to the Company’s patents, intellectual property and proprietary technology for commercialization. Deferred license revenue is recognized in income over the period where sales of the licensed products will occur.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2012
(Expressed in U.S. Funds)
(Unaudited)

5.	Capital Stock

	June 30,	December 31,
	2012	2011
Authorized -
100,000,000 common shares of $0.00001 par value
20,000,000 preferred shares of $0.00001 par value
Issued -
49,623,258 (December 31, 2011 - 48,895,028) common shares	$496	$489

6.	Additional Paid-In Capital

Stock options

On June 13, 2012 the Company granted 40,000 stock options to two employees to purchase common shares. The stock options are exercisable at $0.51 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $10 thousand, using the following assumptions:

Expected volatility	83%
Expected life	3.1 years
Risk-free interest rate	0.4%
Dividend yield	Nil

Compensation expenses for stock-based compensation of $29 thousand and $24 thousand were recorded during the six-month period ended June 30, 2012 and 2011 respectively. Of the amount expensed in 2012, $1 thousand (2011 - $7 thousand) relates to stock options granted to investor relations firms as compensation for investor relation services, and $28 thousand (2011 - $17 thousand) relates to stock options granted to employees and directors. As at June 30, 2012, the Company has $65 thousand (2011 - $45 thousand) of unrecognized stock-based compensation.

Warrants

During the six month period ended June 30, 2012 a total of 1,207,818 warrants and agents’ warrants were exercised for 728,230 common shares having a par value of $0 thousand in aggregate, for cash consideration of $234 thousand, resulting in an increase in additional paid-in capital of $234 thousand.

During the six month period ended June 30, 2012 a total of 178,571 warrants expired unexercised.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2012
(Expressed in U.S. Funds)
(Unaudited)

7.	Related Party Transactions

Included in management salaries are $3 thousand (2011 - $2 thousand) for options granted to the Chief Financial Officer, $3 thousand (2011 - $2 thousand) for options granted to the Chief Executive Officer and $13 thousand (2011 - $4 thousand) for options granted to non-employee directors under the 2006 Stock Option Plan.

Also included in management salaries are director fees of $55 thousand (2011 - $40 thousand) for attendance to board meetings and audit committee meetings.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

8.	Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. The warrants, share-based compensation and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

Item 2 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction to Management’s Discussion and Analysis

The purpose of this section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, is to provide a narrative explanation of the financial statements that enables investors to better understand the business of the Company, to enhance the Company’s overall financial disclosures, to provide the context within which the Company’s financial information may be analyzed, and to provide information about the quality of, and potential variability of, the Company’s financial condition, results of operations and cash flows. Unless otherwise indicated, all financial and statistical information included herein relates to continuing operations of the Company. Unless otherwise indicated or the context otherwise requires, the words, “IntelGenx, “Company”, “we”, “us”, and “our” refer to IntelGenx Technologies Corp. and its subsidiaries, including IntelGenx Corp. This information should be read in conjunction with the accompanying unaudited Consolidated Financial Statements and Notes thereto.

Company Background

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, to license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

We have also undertaken a strategy under which we will work with pharmaceutical companies in order to develop new dosage forms for pharmaceutical products for which patent protection is nearing expiration. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination, or for a new use, the approval of which was required to be supported by new clinical trials, other than bioavailability studies, conducted by or for the sponsor.

We are currently continuing to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We currently purchase and/or lease, on an as-needed basis, the equipment necessary for performing research and development activities related to our products.

We plan to hire new personnel, primarily in the area of research and development, on an as-needed basis as we enter into partnership agreements and increase our research and development activities.

Key Developments

Anti-migraine VersaFilm (rizatriptan):

On May 29, 2012 we announced the completion of the pivotal bioequivalence study for a novel oral thin-film formulation of Rizatriptan, the active drug in Maxalt-MLT® orally disintegrating tablets. Maxalt-MLT® is a leading branded anti-migraine product manufactured by Merck & Co. According to Merck’s most recent annual report, sales of Maxalt® grew 16% to $639 million in 2011. The thin-film formulation of rizatriptan has been developed using our proprietary immediate release "VersaFilm" drug delivery technology. The film is now undergoing a pivotal stability study, with a 505(b)(2) new drug application expected to be filed with the FDA in the first quarter of 2013.

We developed our anti-migraine VersaFilm product in accordance with the co-development and commercialization agreement with RedHill Biopharma Ltd. ("RedHill"), an Israeli corporation, which was executed in August 2010. Under the terms of the agreement, RedHill obtained certain exclusive worldwide rights to market and sell our rapidly dissolving anti-migraine oral film product and in exchange we received upfront and milestone payments, and will receive additional milestone payments and external development fees. Furthermore, upon commercialization of the product, we could receive up to 70% of all proceeds including, but not limited to, all sales milestones and income from the product world-wide.

Forfivo XL™ (formerly CPI-300) Anti-depressant VersaTab (bupropion):

On February 14, 2012 we announced an exclusive agreement with Edgemont Pharmaceuticals, LLC (“Edgemont”) for the commercialization of our lead product, Forfivo XL™, in the United States.

Under the terms of the agreement, Edgemont has obtained certain exclusive rights to market and sell Forfivo XL™ in the U.S. In exchange, we received a $1.0 million upfront payment and could receive launch related milestones totaling up to $4.0 million. In addition, we will be eligible for milestones of up to $23.5 million upon achieving certain sales and exclusivity targets, and we will receive double-digit royalties on the net sales of Forfivo XL™.

We expect Forfivo XL™ to be commercially launched by Edgemont in the third quarter of 2012

Forfivo XL™ is a novel, high mg strength formulation of bupropion HCl, the active ingredient in Wellbutrin XL®. When launched, Forfivo™ will provide high dose bupropion XL patients the opportunity to achieve their mg dose in a single pill versus the multiple pills they currently need to take. Reducing the number of pills per dose is a well-published and important clinical benefit.

Currency rate fluctuations

Our operating currency is Canadian dollars, while our reporting currency is U.S. dollars. Accordingly, our results of operations and balance sheet position have been affected by currency rate fluctuations. The following management discussion and analysis takes this into consideration whenever material.

Results of Operations for the six month period ended June 30, 2012 compared with the six month period ended June 30, 2011.

				Percentage
			Increase/	Increase/
In U.S.$ thousands	2012	2011	(Decrease)	(Decrease)
Revenue	$120	$141	$(21)	(15%	)
Other Income	5	3	2	67%
Research and Development Expenses	601	634	(33)	(5)%
Research and Development Tax Credit	(50)	(83)	(33)	(40%	)
Management Salaries	318	268	50	19%
General and Administrative Expenses	160	163	(3)	(2%	)
Professional Fees	288	274	14	5%
Foreign Exchange	3	49	(46)	(94%	)
Net Loss	(1,214)	(1,180)	34	3%

Revenue and Other Income

Total revenue and other income decreased by $19 thousand, or 13%, from $144 thousand in the first six months of 2011 to $125 thousand in the first six months of 2012.

In February 2012 we received a $1.0 million upfront payment under our agreement with Edgemont. The upfront payment has been recorded as deferred license revenue and will be recognized as revenue on a straight-line basis until December 2015, which is the estimated minimum time period that the product could retain market exclusivity. The product is expected to be commercially launched in the third quarter of 2012 and, accordingly, none of the upfront payment has been recognized as revenue to date.

Other income of $5 thousand was recorded in the first six months of 2012, compared with $3 thousand in the same period of the previous year.

Research and Development (“R&D”) Expenses

R&D expenses totaled $601 thousand in the six months ended June 30, 2012, representing a decrease of $33 thousand, or 5%, to the expense of $634 thousand recorded in the same period of last year.

The decrease in R&D expenses is primarily related to the cancellation of an invoice that had been received and recorded from a supplier in 2011, largely off-set by costs associated with pilot clinical studies for two of our projects that were completed in the second quarter of 2012.

Included within R&D expenses for the first six months of 2012 are R&D Salaries of $305 thousand, of which approximately $9 thousand represents non-cash compensation. This compares to R&D salaries of $318 thousand in the first six months of 2011, of which approximately $7 thousand represented non-cash compensation. The decrease in R&D salaries relates to the unpaid temporary absence of an employee, partly offset by staff salary increases effective from January 2012.

In the six months ended June 30, 2012 we recorded estimated Research and Development Tax Credits and refunds of $50 thousand, compared with $83 that was recorded in the same period of the previous year.

Management Salaries and General and Administrative (“G&A”) Expenses

Management salaries increased from $268 thousand in the first six months of 2011 to $318 thousand in the first six months of 2012, representing an increase of $50 thousand, or 19%. The increase is attributable to the appointment of a new member of our Board of Directors in May 2011, stock compensation expense related to options granted to members of our Board, and annual staff salary increases effective from January 2012.

Included in management salaries are approximately $6 thousand (2011: $5 thousand) in non-cash compensation from options granted to management employees in 2010 and 2011, and $13 thousand (2011: $5 thousand) in non-cash compensation from options granted to non-employee directors in 2010 and 2011.

General and administrative expenses decreased from $163 thousand in the six months ended June 30, 2011 to $160 thousand in the six months ended June 30, 2012.

Professional Fees

Professional fees for the six months ended June 30, 2012 totaled $288 thousand and represent a slight increase of $14 thousand compared with the amount of $274 thousand recorded in the same period of 2011.

Included within professional fees is a non-cash expense of $1 thousand (2011: $7 thousand) for options granted to investor relation firms for investor relation services.

Share-Based Compensation Expense, Warrants and Stock Based Payments

Share-based compensation expense, warrants and share-based payments totaled $29 thousand for the six months ended June 30, 2012, compared with $24 thousand for the six months ended June 30, 2011.

We expensed approximately $15 thousand in the first six months of 2012 for options granted to our employees in 2010, 2011 and 2012 under the 2006 Stock Option Plan, and approximately $13 thousand for options granted to non-employee directors in 2010 and 2011, compared with $12 thousand and $5 respectively that was expensed in the same period of the previous year.

We also expensed $1 thousand in the first six months of 2012 for options granted to investor relation firms for investor relation services, compared with $7 thousand that was expensed in the same period of 2011.

There remains approximately $65 thousand in stock based compensation to be expensed in 2012 through 2014 all of which relates to the issuance of options to employees and directors of the Company during 2010, 2011 and 2012. We anticipate the issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense.

Foreign Exchange

A foreign exchange loss of approximately $3 thousand was recorded in the six months ended June 30, 2012 compared with a foreign exchange loss of $49 thousand in the same period of the previous year. The foreign exchange gains and losses relate primarily to currency fluctuations between the Canadian dollar and the U.S. dollar.

Key items from the Balance Sheet.

				Percentage
	June 30,	December	Increase/	Increase/
In U.S.$ thousands	2012	31, 2011	(Decrease)	(Decrease)
Current Assets	$3,759	$4,296	$(537)	(13%	)
Property and Equipment	371	149	222	149%
Intangible Assets	125	125	0	0%
Current Liabilities	514	666	(152)	(23%	)
Deferred License Revenue	769	-	769	N/A
Capital Stock	0	0	0	0%
Additional Paid-in-Capital	16,181	15,918	263	2%

Current Assets

Current assets totaled $3,759 thousand at June 30, 2012 compared with $4,296 thousand at December 31, 2011. The decrease of $537 thousand is attributable to a decrease in cash of approximately $450 thousand, a decrease in investment tax credits receivable of approximately $144 thousand and a decrease in loan receivable of approximately $85 thousand, partly offset by an increase in accounts receivable of approximately $127 thousand and an increase in prepaid expenses of approximately $15 thousand.

Prepaid Expenses

As of June 30, 2012, prepaid expenses totaled $83 thousand as compared with $68 thousand at December 31, 2011. The increase relates to the payment of annual insurance premiums that will be expensed ratably until January 31, 2013, together with prepayments for a trade exhibition and an investor conference, each planned for the second half of 2012.

Liquidity and Capital Resources

Cash and cash equivalents totaled $3,055 thousand as at June 30, 2012 representing a decrease of $450 thousand compared with the balance of $3,505 thousand as at December 31, 2011.

In February 2012 we received a $1.0 million upfront payment under an exclusive agreement with Edgemont Pharmaceuticals for the commercialization of our lead product, CPI-300, in the United States. The upfront payment has been recorded as deferred license revenue and will be recognized as revenue on a straight-line basis until December 2015.

During the six month period ended June 30, 2012 a total of 1,207,818 warrants and agents’ warrants were exercised for 728,230 common shares for cash consideration of $234 thousand.

Also during the six month period ended June 30, 2012 we invested approximately $200 thousand in new equipment for our VersaFilm technology.

As at June 30, 2012 we had accumulated a deficit of $13,427 thousand compared with an accumulated deficit of $12,213 thousand as at December 31, 2011. Total assets amounted to $4,255 thousand and shareholders’ equity totaled $2,972 thousand as at June 30, 2012, compared with total assets and shareholders’ equity of $4,570 thousand and $3,904 thousand respectively, as at December 31, 2011.

Accounts receivable totaled $390 thousand as at June 30, 2012 and comprise of approximately $295 thousand billed to one of our trading partners at the end of the second quarter, together with approximately $95 thousand of taxes that are expected to be refunded in the first quarter of 2013. The accounts receivable balance of $263 thousand as at December 31, 2011 was received by us within the first half of 2012.

An interest-bearing short-term loan of $85 thousand that was provided to an employee, who is also an officer of the Company, on November 9, 2011, was repaid on February 28, 2012.

As at June 30, 2012, we had R&D investment tax credits receivable of approximately $231 thousand compared with $375 thousand as at December 31, 2011. We expect to receive approximately $182 thousand during the fourth quarter of 2012, and the balance during the fourth quarter of 2013.

Accounts payable and accrued liabilities as at June 30, 2012 amounted to $283 thousand (December 31, 2011: $666 thousand), of which approximately $107 thousand relates to research and development activities, approximately $37 thousand relates to professional fees, and approximately $134 thousand relates to accrued payroll liabilities.

Property and Equipment

As at June 31, 2012, the net book value of property and equipment amounted to $371 thousand, compared with $149 thousand at December 31, 2011. In the six months ended June 30, 2012 additions to assets totaled $239 thousand and comprised $238 thousand for manufacturing and laboratory equipment, and $1 thousand for computer equipment. Total depreciation in the six months ended June 30, 2012 amounted to $17 thousand.

Intangible Assets

As at June 30, 2012 the net book value of intangible assets amounted to $125 thousand, compared with $125 thousand at December 31, 2011. Amortization of this asset will commence upon the commercial launch of Forfivo XL™, which is expected to be in the third quarter of 2012, and will continue until December 2015, which is the estimated minimum time period that the product could retain market exclusivity.

Deferred License Revenue

Deferred license revenue represents upfront payments received for the granting of licenses to the Company’s patents, intellectual property and proprietary technology for commercialization. Deferred license revenue is recognized in income over the period where sales of the licensed products will occur.

Capital Stock

As at June 30, 2012 capital stock amounted to $496 compared with $489 at December 31, 2011. The increase reflects the issuance of 728,230 shares related to the exercise of warrants issued at par value of $0.00001. Capital stock is disclosed at its par value with the excess of proceeds shown in additional paid-in-capital.

Additional Paid-in-Capital

Additional paid-in capital totaled $16,181 thousand at June 30, 2012, compared with $15,918 thousand at December 31, 2011. Approximately $233 thousand of the increase relates to warrants, and approximately $1 thousand relates to Agents’ warrants, exercised in the six month period ended June 30, 2012. An additional $29 thousand relates to stock based compensation, of which approximately $1 thousand is attributable to the amortization of stock options granted to our investor relations consultants and approximately $28 thousand is attributable to the amortization of stock options granted to employees and directors.

Key items from the Statement of Cash Flows

				Percentage
	June 30,	June 30,	Increase/	Increase/
In U.S.$ thousands	2012	2011	(Decrease)	(Decrease)
Operating Activities	$(464)	$(1,013)	$(549)	(54%	)
Financing Activities	234	2,978	(2,744)	(92%	)
Investing Activities	(242)	(3)	239	7,967%
Cash - end of period	3,055	3,201	(146)	(5%	)

Statement of cash flows

Net cash used by operating activities was $464 thousand in the six months ended June 30, 2012, compared with net cash used of $1,013 thousand for the six months ended June 30, 2011. In the first half of 2012, net cash used by operating activities consisted of an operating loss of $1,168 thousand net of non-cash related expenses of approximately $46 thousand, and an increase in non-cash operating elements of working capital of $704 thousand.

Operating activities will continue to consume our available funds until we are able to generate increased revenues.

The net cash provided by financing activities was $234 thousand in the first six months of 2012, compared with $2,978 thousand provided in the same period of the previous year. The net cash provided in the first half of 2012 resulted from the exercise of warrants and agents’ options, whereas in the first half of 2011 net proceeds of $2,861 thousand resulted from Canadian and US private placements and $117 thousand resulted from the exercise of warrants.

Net cash used in investing activities amounted to $242 thousand in the six months ended June 30, 2012 compared with $3 thousand in the six months ended June 30, 2011. Included within the use of funds in the first half of 2012 is an investment of approximately $200 thousand in new equipment for our VersaFilm technology.

The balance of cash as at June 30, 2012 amounted to $3,055 thousand, compared with $3,201 thousand at June 30, 2011.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Forward-Looking and Cautionary Statements

This report contains certain forward-looking statements that involve risks and uncertainties relating to, among other things, our future financial performance or future events. Forward-looking statements give management’s current expectations, plans, objectives, assumptions or forecasts of future events. All statements other than statements of current or historical fact contained in this Form 10Q, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from the results set forth in this Annual Report. You should not place undue reliance on these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:

continued development of our technology;
lack of product revenues
successful completion of clinical trials and obtaining regulatory approval to market ability to protect our intellectual property
dependence on collaborative partners
ability to generate positive cash flow
ability to raise additional capital if and when necessary
dependence on key personnel;
competitive factors;
the operation of our business; and
general economic conditions.

These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward looking statements. These forward-looking statements speak only as of the date on which they are made, and except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Item 3. Controls and Procedures.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of management, including our chief executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and principal financial officer concluded that our disclosure controls and procedures are effective to cause the material information required to be disclosed by us in the reports that we file or submit under the Exchange Act to be recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. There have been no significant changes in our internal controls or in other factors which could significantly affect internal controls subsequent to the date we carried out our evaluation.

PART II

Item 1. Legal Proceedings

This Item is not applicable

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

This Item is not applicable.

Item 3. Defaults Upon Senior Securities

This Item is not applicable.

Item 4. (Reserved)

Item 5. Other Information

This Item is not applicable.

Item 6. Exhibits

Exhibit 31.1	Certification of C.E.O. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
Exhibit 31.2	Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
Exhibit 32.1	Certification of C.E.O. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes- Oxley Act of 2002.
Exhibit 32.2	Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Date: August 6, 2012	By:	/s/ Horst Zerbe
Horst G. Zerbe
President, C.E.O. and
Director

Date: August 6, 2012	By:	/s/ Paul Simmons
Paul A. Simmons
Principal Accounting Officer

Exhibit 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Horst Zerbe, Chief Executive Officer of IntelGenx Technologies Corp. (the "registrant"), certify that:

1. I have reviewed this quarterly report on Form 10-Q of IntelGenx Technologies Corp.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 6, 2012

/s/ Horst Zerbe
Horst Zerbe
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Paul Simmons, Principal Accounting Officer of IntelGenx Technologies Corp. (the "registrant"), certify that:

1. I have reviewed this quarterly report on Form 10-Q of IntelGenx Technologies Corp.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 6, 2012

/s/ Paul Simmons
Paul Simmons
Principal Accounting Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corp. (the "Company") on Form 10-Q for the period ending June 30, 2012, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Horst Zerbe, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Horst Zerbe
Horst Zerbe
Chief Executive Officer
August 6, 2012

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corp. (the "Company") on Form 10-Q for the period ending June 30, 2012, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Paul Simmons, Principal Accounting Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Paul Simmons
Paul Simmons
Principal Accounting Officer
August 6, 2012

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.